Exhibit 10.1

LOCK UP AGREEMENT

LOCK UP AGREEMENT (the “Agreement”), dated as of March 18, 2009 among NewStar Financial, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and the management stockholders signatory hereto (the “Management Stockholders” and each a “Management Stockholder”).

WHEREAS, on the date hereof each of the Management Stockholders has been granted options to purchase shares of the Company’s common stock (“Options”), and as a condition to such grant, the Compensation Committee of the Company has imposed certain restrictions on the transfer of the proceeds of the Options upon exercise;

WHEREAS, each of the Management Stockholders is bound by the terms of a covenant not to compete and a covenant not to solicit as set forth in the Management Stockholder’s applicable Employment Agreement (the “Restrictive Covenants”);

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) “Proceeds” means proceeds received from an exercise of all or a portion of Options at the time of such exercise, net of all taxes.

(b) “Restricted Period” means the period from the date hereof until the date one year after the date of termination of employment of the Management Stockholder.

(c) “Transfer” means to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer, whether directly or indirectly, or agree or commit to do any of the foregoing.

2. Prohibited Transfers.

(a) During the Restricted Period, each Management Stockholder shall not Transfer more than fifty percent (50%) of the Proceeds from Options exercised by such Management Stockholder during such period (the “Restricted Proceeds”). Notwithstanding the foregoing, nothing in this agreement shall limit a Management Stockholder’s ability to Transfer the Transferable Proceeds. For purposes of this agreement, the remaining 50% of Proceeds from Options exercised by such Management Stockholder during such period that may be Transferred shall be referred to as the “Transferable Proceeds”.

(b) In connection with the termination of such Management Stockholder’s employment with the Company, such Management Stockholder hereby agrees that, if the Board of Directors of the Company, in its sole discretion, at any time during the

Restricted Period and for a period of ninety (90) days thereafter, determines that the Management Stockholder has violated or breached the Restrictive Covenants at any time prior to the expiration of the Restricted Period, then all of such Management Stockholder’s Restricted Proceeds shall be forfeited for no consideration.

3. Administration. The Restricted Proceeds that cannot be Transferred by a Management Stockholder pursuant to this Agreement shall be held, for such Management Stockholder’s account, by Merrill Lynch in its capacity as the administrator of the Company’s equity award programs, until the termination of this Agreement.

4. Miscellaneous.

(a) Termination of Agreement. This Agreement and the Management Stockholder’s obligations hereunder shall terminate and have no further force and effect with respect to each Management Stockholder upon the earlier of (i) ninety (90) days after such Management Stockholder’s Restricted Period ends, or (ii) upon a Change of Control (as defined in the applicable Management Stockholder’s Employment Agreement).

(b) Successor and Assigns. This Agreement is intended to bind and inure to the benefit of each of the Management Stockholders and their respective successors, assigns, heirs, executors, administrators and representatives.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

(d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(e) Amendments. This Agreement may not be modified, amended or supplement except in writing signed by each of the parties hereto.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

NEWSTAR FINANCIAL, INC

/s/ Timothy Conway
Name:	Timothy Conway
Title:	President

MANAGEMENT STOCKHOLDERS

/s/ Peter Schmidt-Fellner
Peter Schmidt-Fellner

/s/ Robert T. Clemmens
Robert T. Clemmens

/s/ William G. Mallon
William G. Mallon

/s/ John J. Frishkopf
John J. Frishkopf

/s/ Timothy J. Conway
Timothy J. Conway

/s/ John K. Bray
John K. Bray

/s/ J. Daniel Adkinson
J. Daniel Adkinson

/s/ David R. Dobies
David R. Dobies

/s/ Robert K. Brown
Robert K. Brown

/s/ R. Scott Poirier
R. Scott Poirier

MANAGEMENT TEAM LOCK UP AGREEMENT